EXHIBIT 99.2

KAR Auction Services, Inc.
Second Quarter 2021 Supplemental Financial Information
August 3, 2021

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended June 30, 2021
(Dollars in millions), (Unaudited)	ADESA	AFC	Consolidated
Net income (loss)	$(5.2)	$16.7	$11.5
Add back:
Income taxes	3.4	5.7	9.1
Interest expense, net of interest income	21.6	9.4	31.0
Depreciation and amortization	42.9	2.5	45.4
Intercompany interest	0.1	(0.1)	—
EBITDA	62.8	34.2	97.0
Non-cash stock-based compensation	4.3	0.6	4.9
Acquisition related costs	1.8	—	1.8
Securitization interest	—	(6.8)	(6.8)
Severance	1.2	—	1.2
Foreign currency (gains)/losses	0.4	—	0.4
Contingent consideration adjustment	4.5	—	4.5
Reduction in unrealized gains on investment securities	—	11.9	11.9
Other	1.5	0.1	1.6
Total addbacks/(deductions)	13.7	5.8	19.5
Adjusted EBITDA	$76.5	$40.0	$116.5

	Three Months Ended June 30, 2020
(Dollars in millions), (Unaudited)	ADESA	AFC	Consolidated
Net income (loss)	$(45.5)	$13.2	$(32.3)
Add back:
Income taxes	(9.5)	4.9	(4.6)
Interest expense, net of interest income	21.4	9.2	30.6
Depreciation and amortization	43.3	3.2	46.5
Intercompany interest	0.2	(0.2)	—
EBITDA	9.9	30.3	40.2
Non-cash stock-based compensation	2.4	0.5	2.9
Acquisition related costs	0.9	—	0.9
Securitization interest	—	(6.0)	(6.0)
Loss on asset sales	0.5	—	0.5
Severance	6.0	0.5	6.5
Foreign currency (gains)/losses	2.7	—	2.7
Goodwill and other intangibles impairment	29.8	—	29.8
Other	2.5	—	2.5
Total addbacks/(deductions)	44.8	(5.0)	39.8
Adjusted EBITDA	$54.7	$25.3	$80.0

	Six Months Ended June 30, 2021
(Dollars in millions), (Unaudited)	ADESA	AFC	Consolidated
Net income (loss)	$(11.0)	$73.4	$62.4
Add back:
Income taxes	7.5	25.2	32.7
Interest expense, net of interest income	43.0	18.7	61.7
Depreciation and amortization	87.5	4.9	92.4
Intercompany interest	0.2	(0.2)	—
EBITDA	127.2	122.0	249.2
Non-cash stock-based compensation	9.2	1.3	10.5
Acquisition related costs	3.3	—	3.3
Securitization interest	—	(13.6)	(13.6)
(Gain)/Loss on asset sales	1.0	(0.8)	0.2
Severance	1.7	0.2	1.9
Foreign currency (gains)/losses	2.6	—	2.6
Contingent consideration adjustment	15.7	—	15.7
Unrealized gains on investment securities	—	(31.6)	(31.6)
Other	1.7	(0.2)	1.5
Total addbacks/(deductions)	35.2	(44.7)	(9.5)
Adjusted EBITDA	$162.4	$77.3	$239.7

	Six Months Ended June 30, 2020
(Dollars in millions), (Unaudited)	ADESA	AFC	Consolidated
Net income (loss)	$(64.1)	$34.6	$(29.5)
Add back:
Income taxes	(14.7)	12.1	(2.6)
Interest expense, net of interest income	45.1	22.7	67.8
Depreciation and amortization	87.7	6.5	94.2
Intercompany interest	1.0	(1.0)	—
EBITDA	55.0	74.9	129.9
Non-cash stock-based compensation	7.0	1.2	8.2
Acquisition related costs	2.3	—	2.3
Securitization interest	—	(17.4)	(17.4)
Loss on asset sales	1.0	—	1.0
Severance	7.8	0.5	8.3
Foreign currency (gains)/losses	3.1	—	3.1
Goodwill and other intangibles impairment	29.8	—	29.8
Other	3.3	0.1	3.4
Total addbacks/(deductions)	54.3	(15.6)	38.7
Adjusted EBITDA	$109.3	$59.3	$168.6

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	June 30, 2021
Net income (loss)	$47.1	$(17.1)	$50.9	$11.5	$92.4
Add back:
Income taxes	10.9	(3.4)	23.6	9.1	40.2
Interest expense, net of interest income	29.2	30.3	30.7	31.0	121.2
Depreciation and amortization	46.5	50.6	47.0	45.4	189.5
EBITDA	133.7	60.4	152.2	97.0	443.3
Non-cash stock-based compensation	3.9	3.0	5.6	4.9	17.4
Acquisition related costs	2.4	4.1	1.5	1.8	9.8
Securitization interest	(3.7)	(6.2)	(6.8)	(6.8)	(23.5)
Loss on asset sales	0.1	0.2	0.2	—	0.5
Severance	2.3	0.9	0.7	1.2	5.1
Foreign currency (gains)/losses	0.1	1.7	2.2	0.4	4.4
Contingent consideration adjustment	—	4.7	11.2	4.5	20.4
Change in unrealized gains on investment securities	—	—	(43.5)	11.9	(31.6)
Other	0.4	(1.3)	(0.1)	1.6	0.6
Total addbacks/(deductions)	5.5	7.1	(29.0)	19.5	3.1
Adjusted EBITDA	$139.2	$67.5	$123.2	$116.5	$446.4

Results of Operations

KAR Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions except per share amounts)	2021	2020	2021	2020
Revenues
Auction fees	$236.7	$177.8	$472.2	$433.1
Service revenue	182.2	134.8	369.8	371.0
Purchased vehicle sales	97.9	49.6	190.6	125.1
Finance-related revenue	68.6	56.8	134.4	135.3
Total revenues	585.4	419.0	1,167.0	1,064.5
Cost of services*	333.2	235.1	663.6	629.7
Gross profit*	252.2	183.9	503.4	434.8
Selling, general and administrative	140.2	112.3	289.2	274.7
Depreciation and amortization	45.4	46.5	92.4	94.2
Goodwill and other intangibles impairment	—	29.8	—	29.8
Operating profit (loss)	66.6	(4.7)	121.8	36.1
Interest expense	31.2	30.9	62.1	68.9
Other (income) expense, net	14.8	1.3	(35.4)	(0.7)
Income (loss) before income taxes	20.6	(36.9)	95.1	(32.1)
Income taxes	9.1	(4.6)	32.7	(2.6)
Net income (loss)	$11.5	$(32.3)	$62.4	$(29.5)
Net income (loss) per share
Basic	$0.01	$(0.27)	$0.27	$(0.24)
Diluted	$0.01	$(0.27)	$0.26	$(0.24)

* Exclusive of depreciation and amortization
Overview of KAR Results for the Three Months Ended June 30, 2021 and 2020
Overview
For the three months ended June 30, 2021, we had revenue of $585.4 million compared with revenue of $419.0 million for the three months ended June 30, 2020, an increase of 40%. Businesses acquired in the last twelve months accounted for an increase in revenue of $39.7 million or 7% of revenue. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $1.1 million, or 2%, to $45.4 million for the three months ended June 30, 2021, compared with $46.5 million for the three months ended June 30, 2020. The decrease in depreciation and amortization was primarily the result of fixed assets that have become fully depreciated and a reduction in assets placed in service.
Goodwill and Other Intangibles Impairment
In the second quarter of 2020 a $25.5 million non-cash goodwill impairment charge and a $4.3 million non-cash customer relationship impairment charge were recorded in our ADESA Remarketing Limited reporting unit (doing business as ADESA U.K.). The impairments resulted from the changes in economic circumstances which caused the outlook for the business to be significantly reduced.

Interest Expense
Interest expense increased $0.3 million, or 1%, to $31.2 million for the three months ended June 30, 2021, compared with $30.9 million for the three months ended June 30, 2020. The increase was primarily attributable to an increase in interest expense at AFC of $0.2 million, which resulted from an increase in the average finance receivables balance for the three months ended June 30, 2021, as compared with the three months ended June 30, 2020.
Other (Income) Expense, Net
The Company invests in certain early-stage automotive companies and funds that relate to the automotive industry. We believe these investments have resulted in the expansion of relationships in the vehicle remarketing industry. Realized gains on these investments were $0.2 million for the three months ended June 30, 2021. The Company had a reduction in unrealized gains of $11.9 million at June 30, 2021, as a result of the change in fair value for one of these investment securities which had a recent public offering. Any future changes in the fair value of these investment securities will be reflected as unrealized gains or losses until these securities are sold.
For the three months ended June 30, 2021, we had other expense of $14.8 million compared with $1.3 million for the three months ended June 30, 2020. The increase in other expense was primarily attributable to a reduction in unrealized gains on investment securities of approximately $11.9 million and an increase in contingent consideration valuation of $4.5 million, partially offset by a decrease in foreign currency losses of $2.3 million and other miscellaneous items aggregating $0.6 million.
Income Taxes
We had an effective tax rate of 44.2% for the three months ended June 30, 2021, compared with an effective tax rate of 12.5% for the three months ended June 30, 2020. The effective tax rate for the three months ended June 30, 2021 was unfavorably impacted by the expense for the increase in the estimated value of contingent consideration for which no tax benefits have been recorded. The rate for the three months ended June 30, 2020 was unfavorably impacted by the goodwill and other intangibles impairment charge for which no tax benefit was recorded, partially offset by the tax benefit from recording net operating losses and deductions related to stock-based compensation expenses.
Impact of Foreign Currency
For the three months ended June 30, 2021, fluctuations in the Canadian exchange rate increased revenue by $9.3 million, operating profit by $3.4 million and net income by $2.0 million. For the three months ended June 30, 2021, fluctuations in the European exchange rate increased revenue by $5.7 million, operating profit by $0.2 million and decreased net income by $0.2 million.
Impact of COVID-19 on Our Operations
The Company has been subject to numerous orders and directives that have impacted our ability to operate our business throughout North America and in Europe. As a result of these COVID-19 related restrictions on our operations, we have adjusted our business processes so that we can continue to meet the needs of our customers while complying with the various laws, regulations, mandates and directives in each of the markets in which we operate. In many cases, we have had to limit the number of employees and customers at our physical locations at any given time and modify the delivery of services to our customers. However, these adjustments have also resulted in improvements in our operations.

During this challenging time, the Company has worked to meet the needs of the wholesale used car marketplace with its technology-based auction platforms throughout North America and in Europe. The Company believes that certain changes to its business processes that were necessitated by the COVID-19 outbreak are sustainable going forward. For example, the Company has reduced the labor required to process wholesale auction transactions and reduced its selling, general and administrative expenses.

Overview of KAR Results for the Six Months Ended June 30, 2021 and 2020
Overview
For the six months ended June 30, 2021, we had revenue of $1,167.0 million compared with revenue of $1,064.5 million for the six months ended June 30, 2020, an increase of 10%. Businesses acquired in the last twelve months accounted for an increase in revenue of $64.9 million or 6% of revenue. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $1.8 million, or 2%, to $92.4 million for the six months ended June 30, 2021, compared with $94.2 million for the six months ended June 30, 2020. The decrease in depreciation and amortization was primarily the result of fixed assets that have become fully depreciated and a reduction in assets placed in service.
Goodwill and Other Intangibles Impairment
In the second quarter of 2020 a $25.5 million non-cash goodwill impairment charge and a $4.3 million non-cash customer relationship impairment charge were recorded in our ADESA Remarketing Limited reporting unit (doing business as ADESA U.K.). The impairments resulted from the changes in economic circumstances which caused the outlook for the business to be significantly reduced.
Interest Expense
Interest expense decreased $6.8 million, or 10%, to $62.1 million for the six months ended June 30, 2021, compared with $68.9 million for the six months ended June 30, 2020. The decrease was primarily attributable to a decrease in interest expense at AFC of $4.1 million, which resulted from a decrease in incremental interest rates for the six months ended June 30, 2021, as compared with the six months ended June 30, 2020. In addition, there was a slight decrease in the weighted average interest rate on corporate debt and a decrease of $8.8 million in the average outstanding balance of corporate debt for the six months ended June 30, 2021, compared with the six months ended June 30, 2020.
Other (Income) Expense, Net
The Company invests in certain early-stage automotive companies and funds that relate to the automotive industry. We believe these investments have resulted in the expansion of relationships in the vehicle remarketing industry. Realized gains on these investments were $17.2 million for the six months ended June 30, 2021. The Company had unrealized gains of $31.6 million at June 30, 2021, as a result of a recent public offering for one of these investment securities. Any future changes in the fair value of these investment securities will be reflected as unrealized gains or losses until these securities are sold.
For the six months ended June 30, 2021, we had other income of $35.4 million compared with $0.7 million for the six months ended June 30, 2020. The increase in other income was primarily attributable to an increase in realized and unrealized gains on investment securities of approximately $48.8 million, a decrease in foreign currency losses of $0.5 million and an increase in other miscellaneous items aggregating $1.1 million, partially offset by an increase in contingent consideration valuation of $15.7 million.
Income Taxes
We had an effective tax rate of 34.4% for the six months ended June 30, 2021, compared with an effective tax rate of 8.1% for the six months ended June 30, 2020. The effective tax rate for the six months ended June 30, 2021 was unfavorably impacted by the expense for the increase in the estimated value of contingent consideration for which no tax benefits have been recorded. The rate for the six months ended June 30, 2020 was unfavorably impacted by the goodwill and other intangibles impairment charge for which no tax benefit was recorded. This was partially offset by the tax benefit from recording net operating losses and deductions related to stock-based compensation expenses.
Impact of Foreign Currency
For the six months ended June 30, 2021, fluctuations in the Canadian exchange rate increased revenue by $12.6 million, operating profit by $4.3 million and net income by $1.9 million. For the six months ended June 30, 2021, fluctuations in the European exchange rate increased revenue by $11.3 million, operating profit by $0.5 million and decreased net income by $0.5 million.

ADESA Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except per vehicle amounts)	2021	2020	2021	2020
Auction fees	$236.7	$177.8	$472.2	$433.1
Service revenue	182.2	134.8	369.8	371.0
Purchased vehicle sales	97.9	49.6	190.6	125.1
Total ADESA revenue	516.8	362.2	1,032.6	929.2
Cost of services*	319.5	217.2	636.4	587.9
Gross profit*	197.3	145.0	396.2	341.3
Selling, general and administrative	131.4	103.7	271.6	256.1
Depreciation and amortization	42.9	43.3	87.5	87.7
Goodwill and other intangibles impairment	—	29.8	—	29.8
Operating profit (loss)	$23.0	$(31.8)	$37.1	$(32.3)

On-premise vehicles sold	332,000	312,000	681,000	780,000
Off-premise vehicles sold	379,000	336,000	783,000	730,000
Total vehicles sold	711,000	648,000	1,464,000	1,510,000
Auction fees per vehicle sold	$333	$274	$323	$287
Gross profit per vehicle sold*	$277	$224	$271	$226
Gross profit percentage, excluding purchased vehicles*	47.1%	46.4%	47.1%	42.4%
Dealer consignment mix	41%	21%	37%	24%
Commercial mix	59%	79%	63%	76%

* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended June 30, 2021 and 2020
Revenue
Revenue from ADESA increased $154.6 million, or 43%, to $516.8 million for the three months ended June 30, 2021, compared with $362.2 million for the three months ended June 30, 2020. The increase in revenue was the result of an increase in the number of vehicles sold and an increase in average revenue per vehicle sold. Businesses acquired in the last twelve months accounted for an increase in revenue of $39.7 million. The change in revenue included the impact of an increase in revenue of $8.7 million due to fluctuations in the Canadian exchange rate and an increase of $5.7 million due to fluctuations in the European exchange rate.
On-premise marketplace sales are initiated online for vehicles at any of our locations across North America and include Simulcast, Simulcast+ and DealerBlock sales. Off-premise marketplace sales are initiated online and include Openlane, TradeRev, BacklotCars and ADESA Europe sales. The 10% increase in the number of vehicles sold was comprised of a 6% increase in on-premise vehicles sold and a 13% increase in off-premise vehicles sold. However, the Company has experienced a decline in both on-premise and off-premise commercial volumes aggregating 18% for the three months ended June 30, 2021 compared with the three months ended June 30, 2020. For the quarters ended June 30, 2021 and 2020, we conducted all sales through digital marketplaces. All vehicles were offered online, cars were not driven through the auction lanes and we limited access to our physical locations to promote social distancing measures and help prevent the spread of COVID-19.
Auction fees per vehicle sold for the three months ended June 30, 2021 increased $59, or 22%, reflecting higher vehicle values and a changing mix of vehicles sold.
Service revenue for the three months ended June 30, 2021 increased $47.4 million, or 35%, primarily as a result of all the Company's services being available in 2021. A substantial amount of the Company's on-premise and off-premise services were not available for a portion of the second quarter of 2020.

Gross Profit
For the three months ended June 30, 2021, gross profit for ADESA increased $52.3 million, or 36%, to $197.3 million, compared with $145.0 million for the three months ended June 30, 2020. Gross profit for ADESA was 38.2% of revenue for the three months ended June 30, 2021, compared with 40.0% of revenue for the three months ended June 30, 2020. Gross profit as a percentage of revenue decreased for the three months ended June 30, 2021 as compared with the three months ended June 30, 2020, primarily due to the impact of purchased vehicles. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 47.1% and 46.4% for the three months ended June 30, 2021 and 2020, respectively. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold. We have also taken measures to reduce expenses to help protect our business while our operations have been impacted by COVID-19. In the second quarter of 2021 we recorded a benefit of $1.5 million taken under the Canada Emergency Wage Subsidy as compared with an aggregate of $10.1 million taken under the CARES Act and the Canada Emergency Wage Subsidy in the second quarter of 2020. Businesses acquired in the last 12 months accounted for an increase in cost of services of $23.3 million for the three months ended June 30, 2021.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $27.7 million, or 27%, to $131.4 million for the three months ended June 30, 2021, compared with $103.7 million for the three months ended June 30, 2020, primarily due to increases in selling, general and administrative expenses associated with acquisitions of $24.3 million, incentive-based compensation of $5.5 million, fluctuations in the Canadian exchange rate of $2.1 million, stock-based compensation of $1.8 million and professional fees of $1.3 million, partially offset by decreases in bad debt expense of $4.5 million, severance of $2.3 million, medical expenses of $2.2 million and other miscellaneous expenses aggregating $4.3 million. In addition, the Employee Retention Credit provided under the CARES Act and the Canada Emergency Wage Subsidy was $6.0 million less for the three months ended June 30, 2021, compared with the three months ended June 30, 2020.
Goodwill and Other Intangibles Impairment
In the second quarter of 2020 a $25.5 million non-cash goodwill impairment charge and a $4.3 million non-cash customer relationship impairment charge were recorded in our ADESA Remarketing Limited reporting unit (doing business as ADESA U.K.). The impairments resulted from the changes in economic circumstances which caused the outlook for the business to be significantly reduced.
Overview of ADESA Results for the Six Months Ended June 30, 2021 and 2020
Revenue
Revenue from ADESA increased $103.4 million, or 11%, to $1,032.6 million for the six months ended June 30, 2021, compared with $929.2 million for the six months ended June 30, 2020. The increase in revenue was the result of an increase in average revenue per vehicle sold, partially offset by a decrease in the number of vehicles sold. Businesses acquired in the last twelve months accounted for an increase in revenue of $64.9 million. The change in revenue included the impact of an increase in revenue of $11.7 million due to fluctuations in the Canadian exchange rate and an increase of $11.3 million due to fluctuations in the European exchange rate.
On-premise marketplace sales are initiated online for vehicles at any of our locations across North America and include Simulcast, Simulcast+ and DealerBlock sales. Off-premise marketplace sales are initiated online and include Openlane, TradeRev, BacklotCars and ADESA Europe sales. The 3% decrease in the number of vehicles sold was comprised of a 13% decrease in on-premise vehicles sold and a 7% increase in off-premise vehicles sold. In addition, the Company has experienced a decline in both on-premise and off-premise commercial volumes aggregating 19% for the six months ended June 30, 2021 compared with the six months ended June 30, 2020. For the six months ended June 30, 2021, we conducted all sales through digital marketplaces. All vehicles were offered online, cars were not driven through the auction lanes and we limited access to our physical locations to promote social distancing measures and help prevent the spread of COVID-19.
Auction fees per vehicle sold for the six months ended June 30, 2021 increased $36, or 13%, reflecting higher vehicle values and a changing mix of vehicles sold.
Service revenue for the six months ended June 30, 2021 decreased $1.2 million, or less than 1%, primarily as a result of the decrease in vehicles sold. Typically consigned vehicles located at our facilities utilize our service offerings at a higher rate than off-premise vehicles.

Gross Profit
For the six months ended June 30, 2021, gross profit for ADESA increased $54.9 million, or 16%, to $396.2 million, compared with $341.3 million for the six months ended June 30, 2020. Gross profit for ADESA was 38.4% of revenue for the six months ended June 30, 2021, compared with 36.7% of revenue for the six months ended June 30, 2020. Gross profit as a percentage of revenue increased for the six months ended June 30, 2021 as compared with the six months ended June 30, 2020, as we have taken measures to reduce expenses to help protect our business while our operations have been impacted by COVID-19 and vehicles sold online require less labor. In the first six months of 2021 we also recorded a benefit of $3.7 million taken under the Canada Emergency Wage Subsidy as compared with an aggregate of $10.1 million taken under the CARES Act and the Canada Emergency Wage Subsidy in the first six months of 2020. On March 20, 2020 our on-premise auctions were shut down in response to the COVID-19 pandemic. While revenue decreased during the closure, cost of services remained consistent, as all non-essential auction employees were paid during the closure. In addition, our gross profit as a percentage of revenue is impacted by purchased vehicles. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 47.1% and 42.4% for the six months ended June 30, 2021 and 2020, respectively. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold. Businesses acquired in the last 12 months accounted for an increase in cost of services of $37.2 million for the six months ended June 30, 2021.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $15.5 million, or 6%, to $271.6 million for the six months ended June 30, 2021, compared with $256.1 million for the six months ended June 30, 2020, primarily due to increases in selling, general and administrative expenses associated with acquisitions of $45.6 million, incentive-based compensation of $14.5 million, fluctuations in the Canadian exchange rate of $3.0 million and stock-based compensation of $2.0 million, partially offset by decreases in compensation expense of $21.0 million, bad debt expense of $6.3 million, severance of $4.0 million, medical expenses of $3.9 million, marketing costs of $3.7 million, telecom expenses of $2.7 million, travel expenses of $2.5 million, professional fees of $2.4 million and other miscellaneous expenses aggregating $7.9 million. In addition, the Employee Retention Credit provided under the CARES Act and the Canada Emergency Wage Subsidy was $4.8 million less for the six months ended June 30, 2021, compared with the six months ended June 30, 2020.
Goodwill and Other Intangibles Impairment
In the second quarter of 2020 a $25.5 million non-cash goodwill impairment charge and a $4.3 million non-cash customer relationship impairment charge were recorded in our ADESA Remarketing Limited reporting unit (doing business as ADESA U.K.). The impairments resulted from the changes in economic circumstances which caused the outlook for the business to be significantly reduced.

AFC Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions except volumes and per loan amounts)	2021	2020	2021	2020
Finance-related revenue
Interest and fee income	$68.2	$65.1	$136.8	$148.9
Other revenue	2.2	2.0	4.2	4.7
Provision for credit losses	(1.8)	(19.0)	(6.6)	(35.9)
Warranty contract revenue	—	8.7	—	17.6
Total AFC revenue	68.6	56.8	134.4	135.3
Cost of services*	13.7	17.9	27.2	41.8
Gross profit*	54.9	38.9	107.2	93.5
Selling, general and administrative	8.8	8.6	17.6	18.6
Depreciation and amortization	2.5	3.2	4.9	6.5
Operating profit	$43.6	$27.1	$84.7	$68.4

Loan transactions	356,000	420,000	728,000	868,000
Revenue per loan transaction, excluding Warranty contract revenue	$193	$115	$185	$136
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended June 30, 2021 and 2020
Revenue
For the three months ended June 30, 2021, AFC revenue increased $11.8 million, or 21%, to $68.6 million, compared with $56.8 million for the three months ended June 30, 2020. The increase in revenue was primarily the result of a 68% increase in revenue per loan transaction, largely as a result of a decrease in the provision for credit losses, partially offset by a 15% decrease in loan transactions and the elimination of Warranty contract revenue as a result of the sale of PWI in December 2020.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $78, or 68%, primarily as a result of a decrease in provision for credit losses for the three months ended June 30, 2021, an increase in interest yields and an increase in loan values, partially offset by a decrease in average portfolio duration. Revenue per loan transaction excludes Warranty contract revenue in 2020.
The provision for credit losses decreased to 0.4% of the average managed receivables for the three months ended June 30, 2021 from 4.3% for the three months ended June 30, 2020.
Gross Profit
For the three months ended June 30, 2021, gross profit for the AFC segment increased $16.0 million, or 41%, to $54.9 million, or 80.0% of revenue, compared with $38.9 million, or 68.5% of revenue, for the three months ended June 30, 2020. Excluding PWI for the three months ended June 30, 2020, AFC's gross profit as a percent of revenue was 74.3%. The increase in gross profit as a percent of revenue was primarily the result of a 21% increase in revenue and an 23% decrease in cost of services. The decrease in cost of services was primarily the result of a decrease in PWI expenses of $5.5 million, partially offset by increases in incentive-based compensation of $0.6 million, collection expenses of $0.5 million and other miscellaneous expenses aggregating $0.2 million.
Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $0.2 million, or 2%, to $8.8 million for the three months ended June 30, 2021, compared with $8.6 million for the three months ended June 30, 2020 primarily as a result of increases in incentive-based compensation of $0.6 million and other miscellaneous expenses aggregating $0.7 million, partially offset by decreases in PWI expenses of $0.6 million and compensation expense of $0.5 million.

Overview of AFC Results for the Six Months Ended June 30, 2021 and 2020
Revenue
For the six months ended June 30, 2021, AFC revenue decreased $0.9 million, or 1%, to $134.4 million, compared with $135.3 million for the six months ended June 30, 2020. The decrease in revenue was primarily the result of a 16% decrease in loan transactions and the elimination of Warranty contract revenue as a result of the sale of PWI in December 2020, partially offset by a 36% increase in revenue per loan transaction, largely as a result of a decrease in the provision for credit losses.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $49, or 36%, primarily as a result of a decrease in provision for credit losses for the six months ended June 30, 2021 and an increase in loan values, partially offset by a decrease in average portfolio duration. Revenue per loan transaction excludes Warranty contract revenue in 2020.
The provision for credit losses decreased to 0.7% of the average managed receivables for the six months ended June 30, 2021 from 3.8% for the six months ended June 30, 2020.
Gross Profit
For the six months ended June 30, 2021, gross profit for the AFC segment increased $13.7 million, or 15%, to $107.2 million, or 79.8% of revenue, compared with $93.5 million, or 69.1% of revenue, for the six months ended June 30, 2020. Excluding PWI for the six months ended June 30, 2020, AFC's gross profit as a percent of revenue was 75.0%. The increase in gross profit as a percent of revenue was primarily the result of a 35% decrease in cost of services. The decrease in cost of services was primarily the result of decreases in PWI expenses of $12.4 million, compensation expense of $2.5 million and lot check expenses of $1.0 million, partially offset by increases in incentive-based compensation of $1.0 million and other miscellaneous expenses aggregating $0.3 million.
Selling, General and Administrative
Selling, general and administrative expenses at AFC decreased $1.0 million, or 5%, to $17.6 million for the six months ended June 30, 2021, compared with $18.6 million for the six months ended June 30, 2020 primarily as a result of decreases in PWI expenses of $1.4 million, compensation expense of $0.8 million and other miscellaneous expenses aggregating $0.3 million, partially offset by an increase in incentive-based compensation of $1.5 million.
LIQUIDITY AND CAPITAL RESOURCES
We believe that the significant indicators of liquidity for our business are cash on hand, cash flow from operations, working capital and amounts available under our Credit Facility. Our principal sources of liquidity consist of cash generated by operations and borrowings under our Revolving Credit Facility.

	June 30, 2021	December 31, 2020	June 30, 2020
(Dollars in millions)
Cash and cash equivalents	$621.6	$752.1	$968.5
Restricted cash	53.8	60.2	50.0
Working capital	731.3	924.6	1,241.8
Amounts available under the Revolving Credit Facility*	325.0	325.0	325.0
Cash flow from operations for the six months ended	295.7		268.9
*    There were related outstanding letters of credit totaling approximately $29.7 million, $28.5 million and $25.0 million at June 30, 2021, December 31, 2020 and June 30, 2020, respectively, which reduced the amount available for borrowings under the Revolving Credit Facility.
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions. The COVID-19 pandemic has had, and is continuing to have, an adverse impact on our business. As a result, during 2020 we implemented several measures that we believe will enhance liquidity for the foreseeable future. Some of these measures included furloughs, prohibiting non-essential business travel, suspending non-essential services provided by certain third parties at our locations, delaying or canceling capital projects at our on-premise marketplace locations and suspending the Company's quarterly dividend.

We also took advantage of legislation introduced to assist companies during the pandemic. In the first six months of 2021, we recorded a total of approximately $5.8 million claimed under the Canada Emergency Wage Subsidy. These credits partially offset salaries recorded in Canada. We will continue to monitor and assess the impact the CARES Act and similar legislation in other countries may have on our business and financial results. As the impact of the COVID-19 pandemic on the economy and our operations evolves, we will continue to assess our liquidity needs. A continued disruption could materially affect our liquidity.
Summary of Cash Flows

	Six Months Ended June 30,
(Dollars in millions)	2021	2020
Net cash provided by (used by):
Operating activities	$295.7	$268.9
Investing activities	(325.7)	485.9
Financing activities	(113.3)	(279.9)
Effect of exchange rate on cash	6.4	(17.3)
Net (decrease) increase in cash, cash equivalents and restricted cash	$(136.9)	$457.6
Cash flow provided by operating activities was $295.7 million for the six months ended June 30, 2021, compared with $268.9 million for the six months ended June 30, 2020. The increase in operating cash flow was primarily attributable to increased profitability, partially offset by a net decrease in non-cash item adjustments. We had reduced operations beginning March 20, 2020, resulting from COVID-19 restrictions on our business.
Net cash used by investing activities was $325.7 million for the six months ended June 30, 2021, compared with net cash provided by investing activities of $485.9 million for the six months ended June 30, 2020. The increase in net cash used by investing activities was primarily attributable to:
•an increase in the additional finance receivables held for investment of approximately $732.6 million;
•an increase in cash used for acquisitions of approximately $79.8 million; and
•an increase in investment in securities of approximately $20.6 million;
partially offset by:
•proceeds from sale of investments of approximately $21.4 million.
Net cash used by financing activities was $113.3 million for the six months ended June 30, 2021, compared with $279.9 million for the six months ended June 30, 2020. The decrease in net cash used by financing activities was primarily attributable to:
•an increase in the additional obligations collateralized by finance receivables of approximately $777.5 million;
•a decrease in dividends paid to stockholders of approximately $49.0 million; and
•a net increase in book overdrafts of approximately $40.4 million;
partially offset by:
•a decrease in net proceeds from Series A Preferred Stock of approximately $528.2 million; and
•an increase in the repurchase of common stock of approximately $180.9 million.